Exhibit 99.1

For Release at 8:30 a.m. ET on Tuesday, November 6, 2007

AMRI Announces Third Quarter Results;
Continues Double-Digit Growth in Contract Revenue and EPS

Albany, NY (November 6, 2007) — AMRI (NASDAQ: AMRI) today announced results for the third quarter ended September 30, 2007.  For the quarter, the company reported growth in total contract revenue and net income.  Growth was driven by continued strong performance in the company’s Development/Small Scale business component.

Highlights for the quarter include:

•                  An increase in total revenue, including 10% growth in contract revenue

•                  Double-digit year-over-year contract revenue growth in Development/Small Scale business segments

•                  Operating income increased 173%, from $0.8 million in Q3 2006 to $2.1 million in Q3 2007

•                  Net income of $2.0 million, a 41% increase year-over-year

•                  Year-over-year improvement in contract services gross margin

•                  The opening of a new R&D facility in Hyderabad, India

•                  A four-year research collaboration with the Cystic Fibrosis Foundation worth up to $23.7 million, aimed at identifying novel treatments that address the core defect in cystic fibrosis

•                  The hiring of Steve Jennings, a 30-year veteran of both the pharmaceutical and medical device industries, to lead AMRI’s global sales and business development efforts.

Third Quarter Results

Total revenue for the third quarter of 2007 was $47.6 million, an increase of 8% compared to total revenue of $44.2 million in the third quarter of 2006.

Total contract revenue in the third quarter of 2007 was $41.6 million, an increase of 10% compared to total contract revenue of $37.9 million in the third quarter of 2006.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development/Small Scale Manufacturing, and Large Scale Manufacturing business components.

•                  Development/Small Scale Manufacturing - contract revenue for the third quarter was $13.1 million, an increase of 37% compared to $9.6 million in the third quarter of 2006.  The increase results from continued strong demand for pharmaceutical development services.

•                  Discovery Services - contract revenue for the third quarter of 2007 was $10.5 million, an increase of 5% from $10 million in the third quarter of 2006.

•                  Large Scale Manufacturing - contract revenue for the third quarter of 2007 was $17.9 million, a decrease of 2% compared to $18.2 million in the third quarter of 2006.

Recurring royalties from Allegra® in the third quarter of 2007 were $6.0 million, a decrease of 6% compared to recurring royalties of $6.3 million in 2006. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra.

Net income in the third quarter of 2007 was $2.0 million, or $0.06 per diluted share, compared to net income of $1.4 million, or $0.04 per diluted share, in the third quarter of 2006.

Year-to-Date

Total revenue for the first nine-months of 2007 was $145.3 million, an increase of 9% compared to total revenue of $133.2 million during the same period in 2006.

Total contract and milestone revenue for the first nine-months of 2007 was $124.3 million, an increase of 11% compared to total contract and milestone revenue of $112.5 million during the comparable period in 2006.

Total contract revenue for the first nine-months of 2007 was $122.7 million, an increase of 9% compared to total contract revenue of $112.5 million in 2006.

•                  Development/Small Scale Manufacturing - contract revenue for the nine-month period ended September 30, 2007 was $34.0 million, an increase of 27% from $26.8 million in 2006.

•                  Discovery Services - contract revenue was $30.1 million, an increase of 10% from $27.3 million in 2006.

•                  Large Scale Manufacturing - contract revenue was $58.6 million, an increase of 1% compared to $58.2 million in the nine-month period ended September 30, 2006.

Milestone revenue for the first nine-months of 2007 was $1.6 million.  Milestone revenue includes $1.5 million recorded in the second quarter of 2007, which resulted from the company’s 2005 licensing agreement with Bristol-Myers Squibb.

Recurring royalties from Allegra® for the first nine-months of 2007 were $21.0 million, an increase of 1% compared to royalty revenue of $20.7 million in 2006.

Net income under U.S. generally accepted accounting principles (U.S. GAAP) for the nine-month period ended September 30, 2007 was $9.8 million, or $0.30 per diluted share, compared to net income of $2.9 million, or $0.09 per diluted share, for the comparable period in 2006.  Excluding Large Scale Manufacturing restructuring charges of $185,000 (net of taxes) recorded in the first and second quarters of 2007, net income for the nine months ended September 30, 2007 on an adjusted basis was $10.0 million, or $0.31 per diluted share.  Excluding the charge recorded in the second quarter of 2006 to reduce the carrying value of the former Mount Prospect Research Center, net income for the nine-months ended September 30, 2006 on an adjusted basis was $5.2 million, or $0.16 per diluted share.  For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “Contract revenue for the third quarter grew 10% from last year and was on the high end of our contract revenue projections.  Noteworthy, during the third quarter we saw continued revenue growth in our Discovery Services and Development/Small Scale business components.  Our development/small scale component in particular remained very strong, with a 37% year-over-year quarterly increase and a 27% year-to-date increase.  On the Discovery Services side, several natural products collaborations helped drive revenue growth, particularly at our U.S.-based operations.  As we ramp up our international operations and begin to fully realize the benefits of our flexible cost model, we have high expectations for continued long-term growth in worldwide Discovery Services.  In Large Scale Manufacturing we continue to remain on track in our overall efforts to improve the product mix and, more importantly, our margins.  Our recently announced purchase of large scale manufacturing facilities in India (now referred to as AMRI India) is expected to be accretive to earnings in 2008.”

D’Ambra continued, “we continue to be bullish about the near- and long-term potential of our natural products collections.  Within the past year we have initiated natural products-based research collaborations with four different customers.   Many of these collaborations offer AMRI the opportunity to receive upfront payments, funded research and downstream revenue potential.  AMRI’s investment in these resources and complementary technologies is beginning to deliver and impact our bottom line.”

Liquidity and Capital Resources

At September 30, 2007, AMRI had cash, cash equivalents and investments of $105.9 million, compared to $110.9 million at June 30, 2007. The decrease of $5 million in cash, cash equivalents and investments in the third quarter of 2007 was due primarily to purchases of property, plant and equipment of $4.6 million, and principal payments on the company’s outstanding debt of $1.0 million. These items were partially offset by cash flow from operations of $0.6 million. Cash flow from operations increased by $0.6 million in the third quarter of 2007 as compared to the third quarter of 2006. Total debt at September 30, 2007 was $15.1 million, compared to $18.5 million at December 31, 2006. Cash, cash equivalents and investments, net of debt, were $90.8 million at September 30, 2007. Total common shares outstanding, net of treasury shares, at September 30, 2007 were 32,945,555.

Contract & Milestone Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the fourth quarter, as well as contract and milestone revenue guidance for the full year 2007.  “In the fourth quarter, we expect contract revenue to range from $43 million to $45 million, an increase of up to 11% from the fourth quarter of 2006,” he said. “For the full year 2007, we estimate contract and milestone revenue to range of $167 to $169 million, an increase of up to 11% from 2006.”

Third Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on November 6, 2007 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 866-550-6338 (for domestic calls) or 347-284-6930 (for international calls) at 9:45 a.m. and use passcode 4648533.  Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on November 6, 2007.  To access the replay by telephone, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use access code 4648533.  In addition, replays of the call will be available for twelve months on the company’s website at www.amriglobal.com/investor/investcc.html .

Founded in 1991, Albany Molecular Research (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies. A separate, standalone R&D division of the company is also developing technology that it intends to partner and outlicense; something viewed as a higher value added service to the many companies AMRI is working with. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract and milestone revenue for the fourth quarter of 2007 and for the full year 2007, and Discovery Services, Large Scale Manufacturing, international operations and the company’s natural product collections, statements made by the company’s chief executive officer and chief financial officer, including statements under the caption “Contract and Milestone Revenue Guidance,” the goal of submitting an Investigational New Drug Application to the FDA in late 2007 or early 2008, and expected investments in recently acquired manufacturing facilities in India. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra, the risk of an “at-risk” launch of generic Allegra-D and the impact of that on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the risk that the company will not realize the anticipated cost savings from its restructuring of Large Scale Manufacturing during the expected time frame, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company to the purchase of assets from the Ariane Group, the company’s timing and ability to successfully integrate its new Indian manufacturing facilities (including migration of such facilities to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the services of the company’s new Indian manufacturing facilities, the failure by the company to retain key employees of such facilities, failure to further develop and successfully market the service offerings of such facilities, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 15, 2007, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of Year-to-Date Net Income for the period ending September 30, 2007 and Third Quarter 2006 and Year-to-Date Net Income and Earnings per Diluted Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per diluted share adjusted to exclude the Large Scale restructuring charge and the impairment charge related to our Mount Prospect Research Center, which management believes is outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income or earnings per diluted share prepared in accordance with GAAP.

	YTD 2007	Q3 2007
Net income, as reported	$9,780	$1,980
Large Scale restructuring charges, net of taxes	185	—
Net income, as adjusted	$9,965	$1,980

	YTD 2007	Q3 2007
Earnings per diluted share, as reported	$0.30	$0.06
Large Scale restructuring charges, net of taxes	0.01	—
Earnings per diluted share, as adjusted	$0.31	$0.06

	YTD 2007	Q3 2007
Income from operations, as reported	$12,601	$2,137
Large Scale restructuring charge	285	—
Net income, as adjusted	$12,886	$2,137

	YTD 2006	Q3 2006
Net income, as reported	$2,947	$1,406
Mount Prospect Research Center charges, net of taxes	2,236	—
Net income, as adjusted	$5,183	$1,406

	YTD 2006	Q3 2006
Earnings per diluted share, as reported	$0.09	$0.04
Mount Prospect Research Center charges, net of taxes	0.07	—
Earnings per diluted share, as adjusted	$0.16	$0.04

	YTD 2006	Q3 2006
Income from operations, as reported	$1,606	$780
Mount Prospect Research Center charges	3,084	—
Income from operations, as adjusted	$4,690	$780

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Contract revenue	$41,571	$37,907	$122,738	$112,478
Milestone revenue	—	—	1,580	—
Recurring royalties	5,986	6,333	20,970	20,711
Total revenue	47,557	44,240	145,288	133,189

Cost of contract revenue	33,404	32,132	96,094	95,764
Technology incentive award	599	633	2,126	2,151
Research and development	3,107	2,583	9,225	7,925
Selling, general and administrative	8,310	8,112	24,957	22,659
Restructuring	—	—	285	—
Property and equipment impairment	—	—	—	3,084
Total costs and expenses	45,420	43,460	132,687	131,583

Income from operations	2,137	780	12,601	1,606

Interest income, net	818	759	2,352	2,146
Other (loss) income, net	(125)	89	(105)	1

Income before income tax expense	2,830	1,628	14,848	3,753

Income tax expense	850	222	5,068	806

Net income	$1,980	$1,406	$9,780	$2,947

Basic earnings per share	$0.06	$0.04	$0.30	$0.09

Diluted earnings per share	$0.06	$0.04	$0.30	$0.09

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$105,943	$107,164
Accounts receivable, net	31,739	34,747
Royalty income receivable	5,966	6,225
Inventory	24,790	22,644
Property and equipment held for sale	—	1,500
Total current assets	180,892	182,620
Property and equipment, net	159,014	153,202
Total assets	386,898	375,493

Total current liabilities	32,222	32,688
Long-term debt, excluding current installments	10,509	13,993
Total liabilities	53,275	57,038
Total stockholders’ equity	333,623	318,455
Total liabilities and stockholders’ equity	$386,898	$375,493

Contact: Peter Jerome, Director of Investor Relations, 518-512-2220